UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported) February 18, 2010

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

BERMUDA	0-24796	98-0438382

(State or other jurisdiction of incorporation and organisation)	(Commission File Number)	(IRS Employer Identification No.)

Mintflower Place, 4th floor Par-La-Ville Rd, Hamilton, Bermuda		HM 08

(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (441) 296-1431

Not Applicable

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 18, 2010, Central European Media Enterprises Ltd. and its wholly owned subsidiary CME Media Enterprises B.V. (“CME BV”) entered into a Deed relating to the sale and purchase of certain media interests in Bulgaria (the “Agreement”) with News Corporation and News Netherlands B.V. Under the Agreement, CME BV or a wholly owned subsidiary of CME BV will acquire (i) 100% of Balkan News Corporation EAD (“BNC”), which owns a 74% interest in Radio Company C.J. OOD (“RCJ”) and a 23% interest in Balkan Media Group AD, and (ii) 100% of TV Europe B.V., which owns 100% of Triada Communications EOOD (“Triada”). BNC and Triada operate and broadcast the bTV, bTV Cinema and bTV Comedy television channels and RCJ operates several radio stations in Bulgaria (the “bTV Group”).  Total cash consideration for the transaction is US$ 400 million on a cash-free and debt-free basis and is subject to an adjustment in the event that actual working capital at completion differs from an agreed level of target working capital. Completion is subject to the approval of the Bulgarian Commission for the Protection of Competition and other customary closing conditions and is expected to occur in the second quarter of this year.

Based on the unaudited management accounts of the bTV Group for the fiscal year ended June 30, 2009, it generated revenues of BGN 150.6 million (approximately US$ 105.2 million) and EBITDA of BGN 64.5 million (approximately US$ 45.1 million), as adjusted for certain contractual obligations that will cease upon the acquisition. The accounts of BNC are prepared in accordance with IFRS.

On February 18, 2010, CME BV entered into a sale and purchase agreement (“SPA”) with Top Tone Media Holdings Limited (“Top Tone Holdings”) and Krassimir Guergov to restructure the operations of its Bulgarian terrestrial channel Pro.BG and cable channel Ring.BG (the “Pro.BG business”). Mr. Guergov is entitled by contract to the economic benefits that accrue to Top Tone Holdings.  Under the SPA, Top Tone Holdings will transfer to CME BV its 20% interest in each of Top Tone Media S.A. and Zopal S.A., which together own the Pro.BG business, in consideration of (i) receiving a 6% interest in a subsidiary to be formed to acquire the bTV Group in the transaction described above and (ii) the termination of the existing agreements with Top Tone Holdings and Krassimir Guergov in respect of the Pro.BG business. It is expected that Mr. Guergov, who has provided expertise and advice for the Pro.BG business, will continue to provide advice following the completion of these transactions.

In addition, at closing Top Tone Holdings or a party designated by it will enter into an agreement with CME BV pursuant to which it will have the right to acquire up to an additional 4% in the newly formed entity (i) for a one-year period from closing based on the price paid by CME BV for the bTV Group for the proportionate interest to be acquired by Top Tone Holdings and (ii) from the first anniversary of the closing until the third anniversary of the closing, at a price determined by an independent valuation. From the third anniversary of the closing, Top Tone Holdings or a party designated by it will have the right to put its entire interest to CME BV and CME BV will have the right to call from Top Tone Holdings its entire interest, in each case at a price determined by an independent valuation. The closing of this transaction is expected to occur at the same time as, and is subject to, the completion of the acquisition of the bTV Group described above.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

Date: February 18, 2010	/s/ David Sturgeon
David Sturgeon Deputy Chief Financial Officer